Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

January 29, 2010	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. APPOINTS BRIAN R. MORROW AS CHIEF MERCHANT

JACKSONVILLE, FL –Brian R. Morrow has been appointed executive vice president and chief merchandising officer of Stein Mart, Inc. (Nasdaq: SMRT.) Morrow has more than 25 years of merchandise leadership, most recently as senior vice president and general merchandising manager at Macy’s West. He previously served in that position at Mervyn’s and Macy’s North/Marshall Field’s, with earlier positions at Robinsons-May/Meier & Frank. Morrow will have responsibility for Stein Mart’s entire merchandising and planning/allocation complex when he assumes his new position on January 31.

William (Bill) Moll, who has had responsibility for ladies’ apparel and accessories since 2003, has resigned his position as senior vice president and general merchandising manager.

“We’re delighted to welcome Brian to the Stein Mart team,” commented David H. Stovall, Jr., president and chief executive officer of Stein Mart, Inc. “With his depth of industry knowledge and demonstrated leadership, Brian brings a fresh focus to our merchandising organization that will benefit our customers as we move forward.”

Also today, the Company announced that Gregory W. Kleffner, the company’s chief financial officer, has been promoted to executive vice president. Kleffner joined Stein Mart in August, 2009 as senior vice president and chief financial officer.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices up to 60 percent off department and specialty store original prices, every day. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com